Exhibit 1
                                LOCK-UP AGREEMENT

     LOCK-UP AGREEMENT (the "Agreement" or "Lock-Up Agreement") dated September 30, 1996 by and between Howard Silverman, with a address of 300 East 62nd Street, New York, New York 10021 ("Silverman"), and Andrew, Alexander, Wise & Co. with a place of business at 17 State Street, New York, NY 10004 ("AAWC").

                              W I T N E S S E T H:


     WHEREAS, Silverman is the holder of warrants to purchase up to 850,000 shares of the restricted Common Stock (the "Shares") of ProtoSource Corporation (the "Company") and;

     WHEREAS, AAWC is the holder of warrants to purchase up to 1,350,000 Shares;

     WHEREAS, Silverman, AAWC and all other holders of the Shares have agreed not to sell, transfer or otherwise dispose of the Shares except during the time periods set forth in accordance with the terms of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Agreement and the Release, the parties hereto hereby agree as follows:

     SECTION 1.

     (A) Silverman hereby agrees that he will not offer, sell, transfer or otherwise dispose of the Shares or the Shares underlying the warrants without the prior written consent of AAWC for a period of three (3) years following the date hereof (the "Term").

     (B) For a period of two (2) years following the Term of this Agreement, Silverman may sell Shares subject to this Lock-Up Agreement through a broker other than AAWC only if such other broker has made a higher bid than AAWC, except that AAWC shall have the right to receive immediate notice of such higher bid and if AAWC is able to make the same or higher bid, then AAWC shall be the selling broker.

     (C) Silverman acknowledges that his breach or impending violation of any of the provisions of this Agreement may cause irreparable damage to AAWC for which remedies at law would be inadequate. Silverman further acknowledge that the provisions set forth herein are essential terms and conditions of the Release. Silverman therefore agrees that AAWC shall be entitled to a decree or order by any court of competent jurisdiction enjoining such impending or actual violation of any of such provisions. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such provision by Silverman, and Silverman and AAWC hereby consent to the jurisdiction of any such court of competent jurisdiction, state or federal, sitting in the State of New York, and authorizes the entry on its behalf of any required appearance for such purpose. This remedy shall be in addition to all other remedies available to AAWC at law or equity. If any portion of this Section 1 is adjudicated to be invalid or unenforceable, this Section 1 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 1 in the jurisdiction in which such adjudication is made.

     SECTION 2. Subject to Section 5 hereunder, this Agreement shall inure to the benefit of and be binding upon AAWC and Silverman, their successors and assigns.

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     SECTION 3. Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

     SECTION 4. This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

     SECTION 5. This Agreement and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignment in violation thereof shall be null and void.

     SECTION 6. Any notice (except under paragraph 1(B)) statement, report, request or demand required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or if addressed and sent by certified mail, return receipt requested, postage prepaid; or by overnight courier service; or by facsimile transmission, followed promptly by first class mail, to the parties at the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other. Any such notice shall be deemed given five (5) days after being mailed by certified mail, three (3) days after being sent by facsimile transmission followed by being mailed by first class mail, one (1) day after being sent by overnight courier service with morning delivery and immediately when personally delivered.

     SECTION 7. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                             ANDREW, ALEXANDER, WISE & CO.

                                             By:    /s/Andreas Zigouras
                                                       Andreas Zigouras


                                                    /s/Howard Silverman
                                                       Howard Silverman

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